eMagin Receives Notice of Non-Compliance with Amex Listing Requirements

BELLEVUE, Washington, October 13, 2006 - eMagin Corporation (AMEX: EMA), announced today that it received notice from the American Stock Exchange indicating that the Company is not in compliance with certain conditions of the Exchange's Section 1003 continued listing standards contained in the AMEX Company Guide. The Company was afforded the opportunity to submit a plan of compliance to the Exchange by November 6, 2006 that demonstrates the Company's ability to regain compliance with Section 1003 of the AMEX Company Guide within 18 months. The Company intends to submit a plan, however if the plan is not accepted by the AMEX, the Company may be subject to delisting procedures as set forth in Section 1010 and part 12 of the Company Guide

The Company's Common Stock continues to trade on AMEX; however, the EMA trading symbol will have an indicator .BC added as an extension to signify noncompliance with the continued listing standards. The .BC indicator will remain as an extension on our trading symbol until the Company has regained compliance with all applicable continued listing standards.

About eMagin Corporation

A leader in personal display systems and OLED microdisplay technologies, eMagin integrates high-resolution OLED microdisplays, magnifying optics, and systems technologies to create a virtual image that appears comparable to that of a computer monitor or a large-screen television. eMagin's OLED displays have broad market reach and are incorporated into a variety of near-to-eye imaging products by military, industrial, medical and consumer OEMs, who choose eMagin's award-winning technology as a core component for their solutions. eMagin's first personal display system, the Z800 3DVisor provides superb 3D stereovision and headtracking for PC gaming, training and simulation, and other applications. It won the CEA's Innovation of Year award in the digital display category and won additional recognition in the electronic gaming category. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, New York. System design facilities and sales and marketing are located in Bellevue, Washington. A sales office is located in Tokyo, Japan. For additional information, please visit www.emagin.com and www.3dvisor.com.

Note: eMagin and 3DVisor are trademarks of eMagin Corporation.

Media Contact:

Joe Runde, 425-749-3636, jrunde@emagin.com

Investor Contact:

John Atherly, 425-749-3622, jatherly@emagin.com